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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, dated as of July 1, 1997 between BioNebraska, Inc., a corporation incorporated and existing under the laws of Delaware (formerly Nebraska) and having its office at 3820 NW 46th Street in Lincoln, Nebraska (hereinafter referred to as "Company"), and CHRISTOPHER S. HICKEY, residing at 4473 Scarsdale Place, Boulder, Colorado 80301 (hereinafter referred to as the "Manager").

         WHEREAS the Company desires to employ the Manager at its Lincoln, Nebraska facilities as Vice President, Production Management and, as such, as a member of its management group; and the Manager desires to be so employed:

         NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.       EMPLOYMENT: POWERS AND DUTIES.

         The Company hereby employs the Manager as its Vice President, Production Management and its Manager of Industrial Manufacturing pursuant to the provisions of this Agreement. The Manager shall be responsible for the conception, design, equipment selection, start-up and operations of pilot and commercial production facilities for the larger scale application of the Company's peptide production technologies and the development of manufacturing systems and protocols to be used in these facilities. The Manager shall perform services in such capacity for the Company and for any of its affiliates or subsidiaries with such authority and with such powers and duties as may be prescribed or assigned to him from time to time by the Board of Directors of the Company and by the Chairman of the Board and the President of the Company. In performing his services hereunder, he shall report to the Senior Vice President of Research and Development.

2.       EXCLUSIVITY.

         During the term of his employment hereunder, the Manager will devote his best efforts, energy, skill and resources to his duties hereunder and to the affairs and interests of the Company and its affiliates and subsidiaries and will not, without the approval of the Board of Directors of the Company or the Chairman of the Board or the President, actively engage in consulting for or in the conduct of any other business in the chemical, biotech or medical fields.

3.       DIRECT COMPENSATION

         During his employment hereunder, the Manager shall receive salary at the annual rate of ninety-five thousand dollars ($95,000), to be paid in equal monthly installments after required tax and other deductions are made from such installments. At the end of each calendar year under this

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Agreement, the performance of the Manager will be reviewed. In the event that his performance and contributions to the Company have been in accordance with or exceeding expectations for the particular year, as determined by the Chairman of the Board and President, it is anticipated that the Manager will receive a positive adjustment to his salary level over that obtained in the previous year.

         In addition, assuming the Company's situation permits, the Board of Directors of the Company may establish an appropriate incentive program to provide additional incentive compensation to the Manager in the event certain goals, to be mutually agreed upon by the Company and the Manager, are met during a particular calendar year of his service hereunder. The Manager may also receive additional compensation from the Company's subsidiaries and affiliates.

4.       ADDITIONAL BENEFITS.

         (A) The Manager shall be provided with such health, sickness, accident, hospitalization, disability, life and other insurance benefits as are generally provided under the Company's and/or its affiliates' group policies. This will include life insurance coverage of at least $100,000 for the Manager.

         The Company will also reimburse to the Manager any costs incurred by him for maintenance of COBRA health insurance coverage after July 1st of this year in the event and to the extent coverage for him under the Company's health plan is delayed after that date.

         (B) When and if instituted, the Manager shall be provided with such savings and retirement plan benefits as may be provided in general for employees under the Company's plans, as adopted or amended from time to time, based on his compensation received from the Company from time to time. The Company has established a 401(K) Plan for retirement savings for all employees including the Manager. Initial Company contributions to this Plan are expected to be small or non-existent until funding of the Company permits (as determined in the sole discretion of the Board of Directors) significant contributions and to be modest thereafter until the Company becomes substantially profitable in its operations.

5.       LONG-TERM STOCK OPTION INCENTIVES.

         The Manager shall be allotted an incentive stock option under the Company's 1993 Stock Plan, as amended, covering a total of forty thousand (40,000) shares of the Company's Common Stock. This option will be vested and become exercisable thereafter in three equal annual installments over the three years, beginning as of a date which is one year after the date of this Agreement. The option price will be $7.00 per share being the f air market value of the shares at the time the options are granted, as determined by the Board of Directors.

       The Manager will be eligible for participation in additional stock plans of the Company if and to the extent that the Board of Directors at the relevant time, in it its sole discretion, shall consider that the work and contributions of the Manager merit such participation.


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6.       EXPENSES.

         The Company shall reimburse to the Manager all reasonable travel, hotel, entertainment and other out-of-pocket expenses which he may from time to time incur in the course of carrying out his duties for the Company and any of its affiliates or subsidiaries.

         The Company shall reimburse the Manager's reasonable costs of moving his household to Lincoln, such expenses being estimated to be in the range of $5,000. The Company will reimburse the reasonable costs for the Manager and his wife to make up to three trips to Lincoln from Boulder to locate housing. Also, the Company will pay the reasonable cost of a furnished apartment during the time (estimated not to exceed three months) it may take the Manager to sell his current house and relocate to Lincoln. In the event the Manager is unable to locate permanent housing during that three month period (or in the event his current house is sold and his new house in Lincoln is not available for occupancy), the Company will reimburse the Manager for costs of obtaining appropriate storage for his household effects for a period of up to three months. Finally, the Company will reimburse to the Manager any IRS income tax payment effect he may incur relative to the Company's reimbursement to him of reasonable expenses of moving to Lincoln pursuant to this Agreement after he has taken whatever business deductions are available to him under the Internal Revenue Code for such expenses.

7.       NON-COMPETITION.

         (A) During the term of his employment hereunder, and for a two-year period thereafter, the Manager agrees that, unless he obtains written consent from the Company covering a particular planned competitive activity, (and in the event of termination of the Manager's employment hereunder for any reason the Company shall in its discretion continue to pay compensation to the Manager after such termination equal to at least one half of the total level of salary received during the last year prior to the termination of the Manager's employment hereunder) the Manager shall not directly or indirectly engage in, consult for, be employed by or finance any business activity that is competitive with the businesses which are being conducted by the Company or by any affiliate or subsidiary or customer of the Company. For purposes of the foregoing, activities other than the production and sale of regulatory peptide hormones, such as GRF, GLP-1 and PTH and their analogs and mimics, would not be considered competitive to the Company's business. Specifically, the production and sale of large proteins or small chemical molecules which are used for treating the same indications that the Company and its customers would expect to treat with regulatory peptide hormones will not be considered competitive. The foregoing notwithstanding, the Company shall have no obligation, in the event of termination of employment, to pay any continuing compensation.

         (B) In no event will the Manager at any time during or within a period which is two years after termination of his employment hereunder, without receiving the Company's prior written consent:


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         (i)      preempt, divert, disrupt or otherwise interfere with any
                  business relationship of the Company, or of any of its affiliates or subsidiaries, with any of the clients, customers or business contacts of the Company or of any of its affiliates or subsidiaries; or

         (ii) solicit for employment for his own or another's benefit (as employee, partner, consultant, independent contractor or otherwise) any person who has been employed by the Company or by any affiliate or subsidiary of the Company.

8.       INTELLECTUAL PROPERTY RIGHTS.

         (A) As between the Company or any of its affiliates or subsidiaries, as the case may be, and the Manager, all products, know-how, methods, processes, discoveries, materials, ideas, strategies, creations, inventions and properties pertaining or relating to the businesses of the Company, or of any affiliate or subsidiary of the Company, which the Manager may create by himself or with others or to which he may become exposed, whether or not developed or invented by the Manager and whether or not developed or discovered during regular working hours, shall be the sole and absolute property of the Company or the particular affiliate or subsidiary, for any and all purposes. The Manager shall not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature in any of the foregoing.

         (B) The Manager acknowledges that in the course of his employment hereunder he will make use of, acquire and add to confidential information of the Company and its affiliates and subsidiaries of a special and unique nature and value relating to such matters as trade secrets, products, technical systems, processes and procedures, know-how, inventions, manuals, confidential reports, plans, properties, strategies and customer business. The Manager agrees that with respect to any of the foregoing, during and following the term hereof, for so long as same remains confidential (and beyond should loss of confidentiality be caused by the Manager), he will not, for any purposes (unless otherwise agreed to by the Company in writing) divulge or disclose any of such information or let others use such information for any purpose other than for the benefit of the Company or its affiliate or subsidiaries, as the case may be.

9.       TERM OF EMPLOYMENT.

         The Manager's employment shall continue indefinitely hereunder, unless and until terminated by either party upon delivery of six months' prior written notice of termination to the other party.

         Notwithstanding the foregoing, the Company shall be entitled by notice in writing to the Manager to terminate forthwith his employment with the Company under this Agreement if he shall have engaged in any willful misconduct or misconduct involving negligence or commit any material breach of his obligations to the Company hereunder.


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10.      VACATION.

         The Manager shall be entitled to fifteen business days of vacation in each calendar year.

11.      RETURN OF DOCUMENTS.

         The Manager shall promptly, upon the termination of his employment with the Company hereunder, deliver to the Company all office copies of reports, memoranda, accounts, laboratory and other notebooks, and correspondence which may have been prepared by him or have come into his possession or control in the course of his employment hereunder.

12.      NOTICES.

         All notices hereunder shall be in writing and delivered personally or by registered or certified mail which shall be addressed to the Company at its principal office and to the Manager at the address stated in the first paragraph of this Agreement, or in either case at such other address as shall be designated in writing by the party to whom the notice is to be sent. Any such communication so sent by mail shall be deemed made or given upon mailing.

13.      MISCELLANEOUS.

         The BioNebraska Employee Handbook has been furnished to the Manager and shall form part of this Agreement. The Manager agrees to comply with operational rules of the Company as adopted from time to time and set forth in the Company's Handbook. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and their respective heirs, executors, and successors in interest. The provisions of Sections 7, 8, 11, 13 and 14 hereunder shall survive the termination of this Agreement to the extent necessary to accomplish the purposes of the provisions in such Sections.

14.      GOVERNING LAW.

         This Agreement shall be governed and construed in accordance with the laws of Nebraska.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Manager has executed this Agreement as of the date first written above.

                                         BIONEBRASKA, INC.



                                         By/s/ Thomas R. Coolidge
                                           -------------------------------------
                                              Thomas R. Coolidge
                                              Chairman of the Board and C.E.O.



/s/ Christopher S. Hickey
---------------------------------
CHRISTOPHER S. HICKEY
         (The Manager)


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